Exhibit 10.23

CRAY INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Equity Compensation
Continuing Directors. At the conclusion of each annual meeting of the Company’s shareholders (“Annual Meeting”), each continuing non-employee director (“NE Director”) elected by the shareholders at such Annual Meeting will automatically be granted, without any further action by the Board of Directors, a number of restricted shares of the Company’s common stock (the “Refresher Awards”)  determined by dividing the dollar amount of such director’s fees earned during the previous fiscal year, including the annual retainer, fees for chairing the Board and Board committees and for Board and committee attendance, by the closing sales price for the common stock on the trading day immediately prior to the date of the Annual Meeting, as reported by NASDAQ.
The Refresher Awards shall vest at the rate of (a) 50% of the underlying shares of common stock on the earlier of (i) 12 months from the date of grant and (ii) the date that is immediately prior to the date of the next Annual Meeting and (b) the remaining 50% of the underlying shares on the earlier of (i) 24 months from the date of grant and (ii) the date that is immediately prior to the date of the second Annual Meeting. Until the shares are vested, as set forth pursuant to the above schedule, the shares will be restricted against sale or transfer.
The NE Directors may vote and receive dividends on the restricted shares while the restrictions remain in place.
If a NE Director resigns from the Board without the prior approval of the Corporate Governance Committee prior to the full vesting of the Restricted Award, the NE Director will forfeit the unvested shares that remain restricted.
The Board has established stock ownership guidelines pursuant to which, no later than two years after receiving restricted shares under this policy, NE directors should hold shares of common stock with a value (based on basis, not current fair market value) at least equal to one-year’s Board retainer and attendance fees.
New Directors. Each NE Director, upon his or her first election to the Board, shall be granted stock options for 20,000 shares of the Company’s common stock, which options shall be immediately vested as of the date of grant and have an exercise price equal to the fair market value of the common stock on the date of grant.
Cash Compensation
NE Directors receive cash compensation for serving in such positions as follows:
Board and Committee Annual Retainer: The following changes to the cash compensation of the Board became effective January 1, 2013: $40,000 annual retainer for serving on the Board (with the retainer including one Board meeting per quarter), plus $5,000 annual retainer for each Committee served (except Audit), paid quarterly; plus $10,000 annual retainer for serving on the Audit Committee, paid quarterly.
Board and Committee Chairman Fees:

•	Board: $25,000 annual fee, paid quarterly

•	Audit Committee: $15,000 annual fee, paid quarterly

•	Compensation Committee: $10,000 annual fee, paid quarterly

•	Corporate Governance Committee: $5,000 annual fee, paid quarterly

•	Strategic Technology Committee: $5,000 annual fee, paid quarterly